Exhibit 99.1

Indivior Appoints Tony Kingsley to the Board of Directors
Richmond, VA, June 24, 2025 – Indivior PLC (Nasdaq / LSE: INDV) today announced the appointment of Tony Kingsley to the Board of Directors as an Independent Non-Executive Director, effective July 1, 2025. Mr. Kingsley was appointed pursuant to Indivior’s relationship agreement with affiliates of Oaktree Capital Management, L.P., who supported his appointment.
Tony Kingsley is an accomplished biopharmaceutical executive with a distinguished track record of building and leading organizations across multiple scientific disciplines, therapeutic areas, and stages of development and commercialization.
“I am pleased to announce Tony’s appointment to the Indivior Board. He is an experienced biopharmaceutical leader recognized for his strategic vision, operational expertise, and ability to drive growth in complex, regulated environments,” said David Wheadon, M.D., Chair of the Board of Indivior. “Tony’s significant commercial and clinical development experience will be invaluable to Indivior as we work to realize the full potential of SUBLOCADE® and deliver value to all Indivior stakeholders.”
“Indivior has a long and successful track record of addressing the opioid use disorder with its portfolio of medicines to make meaningful recovery possible,” said Mr. Kingsley. “I look forward to working closely with the Board and management team to advance Indivior’s mission and strengthen its position as a leader in delivering life-transforming treatments for opioid use disorder.”
Mr. Kingsley currently serves as CEO and Director of Stablix, Inc., a biotechnology company pioneering deubiquitination therapeutics as novel modality. Prior to joining Stablix, Mr. Kingsley was President and CEO of Scholar Rock (Nasdaq: SRRK), a clinical-stage biopharmaceutical company focused on the treatment of serious diseases driven by protein growth factors. Previously, he led TARIS Bio as President and CEO, guiding the company through its acquisition by Janssen Pharmaceuticals in 2019. Earlier in his career, Mr. Kingsley held a series of senior leadership roles, including President and Chief Operating Officer at The Medicines Company (Nasdaq: MDCO) and Executive Vice President of Global Commercial Operations at Biogen (Nasdaq: BIIB), where he oversaw the launch and growth of multiple therapies in neurology and hemophilia. Prior to this, he held numerous senior general management roles in devices and diagnostics and was a partner at McKinsey & Company.
Mr. Kingsley graduated magna cum laude from Dartmouth College and received an M.B.A. from Harvard Business School.
About Indivior
Indivior is a global pharmaceutical company working to help change patients' lives by developing medicines to treat opioid use disorder (OUD). Our vision is that all patients around the world will have access to evidence-based treatment for OUD and we are dedicated to transforming OUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

For Further Information

Jason Thompson	VP, Investor Relations Indivior PLC	+1 804 402 7123 jason.thompson@indivior.com
Tim Owens	Director, Investor Relations Indivior PLC	+1 804 263 3978 timothy.owens@indivior.com

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